Exhibit 99.4

May 5, 2016

Board of Directors

Media General, Inc.

333 E. Franklin Street

Richmond, VA 23219

Re:	Amendment No. 2 to Registration Statement on Form S-4 of Nexstar Broadcasting Group, Inc. (File No. 333-210333), filed May 5, 2016 relating to Class A Common Stock, par value $0.01 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 27, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Nexstar Broadcasting Group, Inc. (“Nexstar”) and its affiliates) of the outstanding shares of voting common stock, no par value per share, and non-voting common stock, no par value per share, of Media General, Inc. (the “Company”) of the Consideration (as defined in therein) to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of January 27, 2016, by and among the Company, Nexstar and Neptune Merger Sub, Inc., a wholly owned subsidiary of Nexstar.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinions of Media General’s Financial Advisors – Opinion of Goldman, Sachs & Co.,” “Chapter One: The Transaction – Description of the Transaction – Background of the Transaction”, “Chapter One: The Transaction – Description of the Transaction – Media General’s Reasons for the Transaction and Recommendation of Media General’s Board of Directors” and “Chapter One: The Transaction – Description of the Transaction – Opinions of Media General’s Financial Advisors – Opinion of Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)